Exhibit 99.1

IDT Corporation - Results for First Quarter Fiscal 2011

NEWARK, NJ — December 9, 2010:  IDT Corporation (NYSE: IDT; IDT.C) reported net income of $15.6 million ($0.70 per diluted share) for its first quarter of fiscal 2011, the three months ended October 31, 2010.

FIRST QUARTER FISCAL 2011 SUMMARY

$ in millions, except EPS	1Q11	4Q10	1Q10	YoY Change (%/$)
Revenues	$357.4	$356.0	$327.3		+9.2%
Gross profit	$74.2	$73.2	$69.2		+7.3%
Gross margin percentage	20.8%	20.6%	21.1%	(40 basis points)
Total SG&A expense (including research and development expense)	$60.0	$58.1	$59.7		+0.6%
Adjusted EBITDA	$14.2	$15.1	$9.5		+49.2%
Income from operations	$11.0	$7.8	$0.2	$	+10.8
Net income (loss) attributable to IDT	$15.6	$7.5	$(3.5)	$	+19.1
Diluted EPS attributable to IDT	$0.70	$0.33	$(0.17)	$	+0.87
Net cash provided by operating activities	$5.6	$8.7	$2.2	$	+3.4

NOTE: Adjusted EBITDA for all periods presented is a non-GAAP measure representing income (loss) from operations exclusive of depreciation and amortization, restructuring and severance charges, and gains on settlements and other, net.  It is one of several key metrics used by management to evaluate the operating performance of the Company and its individual business units.  See reconciliations provided below.

MANAGEMENT COMMENTS

Howard Jonas, IDT’s Chairman and CEO, said, “IDT had an outstanding quarter, delivering $15.6 million in net income and a fourth consecutive quarter of revenue growth.  We recently announced and commenced several significant, strategic steps designed to realize shareholder value and promote long term growth and profitability.  We have begun to pay regular quarterly dividends, and we have offered to exchange shares of Class B Common Stock for Common Stock, with the objective of simplifying our equity structure.  We also intend to spin-off Genie Energy in the current fiscal year and are exploring strategic options with respect to our valuable VoIP intellectual property.  This quarter’s results indicate that both the telecom business remaining at IDT and Genie Energy have the capacity to generate cash, and have excellent prospects for continued growth.”

IDT’s Chief Financial Officer, Bill Pereira, added, “Our core businesses continue to perform extremely well despite facing strong competitive pressures and a tough economic climate.  IDT Telecom had another very good quarter, with year over year revenue and Adjusted EBITDA improvements fueled by exceptional growth in minutes carried on our network.   IDT Energy grew revenues year over year and maintained strong gross margins even while conducting disciplined expansion into additional territories in New Jersey and Pennsylvania.”

BALANCE SHEET AND CASH FLOW HIGHLIGHTS

Liquidity increased significantly compared to the prior quarter.  At October 31, 2010, IDT reported $242.7 million of cash, cash equivalents and certificates of deposit, including $11.1 million of restricted cash and cash equivalents.  Current assets totaled $397.7 million, and current liabilities totaled $289.7 million.

At July 31, 2010, IDT reported $234.1 million of cash, cash equivalents, certificates of deposit, and marketable securities, including $11.8 million of restricted cash and cash equivalents.  Current assets totaled $381.1 million, and current liabilities totaled $285.0 million.

Net cash provided by operating activities was $5.6 million in 1Q11, compared to $2.2 million during the year ago quarter.  Capital expenditures in 1Q11 totaled $3.3 million, compared to $2.8 million in the year ago quarter.

OPERATING RESULTS BY SEGMENT

IDT TELECOM

IDT Telecom includes two reporting segments: Telecom Platform Services (TPS) and Consumer Phone Services (CPS).  TPS provides various telecommunications services including prepaid and rechargeable calling cards, a range of voice over Internet protocol (VoIP) communications services and wholesale carrier services.  CPS provides both bundled (unlimited local and long distance) services as well as long distance-only services to consumers in the United States.  CPS has been in “harvest mode” since fiscal 2006 - maximizing revenues from current customers while maintaining SG&A and other expenses at the minimum levels essential to operate the business.

IDT TELECOM:  Telecom Platform Services (TPS)

TPS - FIRST QUARTER FISCAL 2011 SUMMARY

$ in millions	1Q11	4Q10	1Q10	YoY Change (%/$)
Revenues	$302.5	$299.7	$275.2	+9.9%
Minutes of use (in millions)	6,086	5,603	4,676	+30.2%
Gross profit	$53.9	$55.7	$47.3	+13.9%
Gross margin percentage	17.8%	18.6%	17.2%	+60 basis points
SG&A expense	$43.6	$44.4	$42.9	+1.8%
Adjusted EBITDA	$10.2	$11.3	$4.4	+130.4%
Income (loss) from operations	$5.5	$4.5	$(3.9)	+$9.4

For the first quarter of fiscal 2011, TPS’ minutes of use rose to 6.1 billion, a 30.2% increase compared to the year ago quarter, and a 8.6% increase over the prior quarter, driven primarily by increases in minutes carried by  both the wholesale carrier and VoIP solutions businesses.

TPS’ revenues in 1Q11 were $302.5 million, a 9.9% increase compared to the first quarter of fiscal 2010. Revenues increased sequentially by 0.9%, continuing the trend of sequential quarterly increases that began in the fiscal second quarter of 2010.

Year over year, wholesale carrier revenues, which had been relatively flat throughout fiscal 2010, increased 11.3% reflecting more successful sales and marketing efforts.  Revenues from prepaid services businesses increased 3.8%.  Modest growth in traditional prepaid IDT branded calling cards and online prepaid calling products more than compensated for revenue lost as a result of the discontinuation of third party provided domestic mobile top-up card sales during 4Q10.  International mobile top-up (IMTU) card revenues continued to grow, but at a reduced rate compared to prior quarters.  Geographically, prepaid services revenues grew modestly in the U.S. and Europe, strongly in South America, and declined in Asia.

Sequentially, the increase in wholesale carrier sales was mostly offset by a decline in prepaid services sales, primarily reflecting the discontinuation of domestic mobile top-up sales and a decline in the sales of traditional IDT branded prepaid calling cards. Geographically, prepaid services revenues declined in all geographic regions except South America.

Gross profit at TPS was $53.9 million, a 13.9% increase compared to 1Q10 and a 3.3% decrease sequentially.

Gross margin at TPS was 17.8%, a 60 basis point increase compared to the year ago quarter.  Prepaid services and wholesale carrier both increased gross margins compared to the prior year, with prepaid services benefiting from the discontinuation of the low margin domestic mobile top-up card sales. Gross margin fell 80 basis points compared to 4Q10, partially as a result of certain non-routine factors which favorably impacted margins in the prior quarter, and partially as a result of changes in product mix.

TPS’ SG&A costs were $43.6 million, a 1.8% increase year over year and a 1.8% decrease sequentially.  Year over year, reductions in card printing costs, facilities and equipment maintenance, and consulting fees were partially offset by increases in bad debt expense, compensation and benefits, and third-party commissions incurred partially as a result of the continuing expansion of IDT Telecom’s global distribution network.

TPS’ Adjusted EBITDA for 1Q11 was $10.2 million, a 130.4% increase year over year and a 9.2% decline sequentially.

TPS’ depreciation and amortization expense was $4.8 million in 1Q11, a 43.1% decline from the year ago period and a 32.1% decline sequentially, primarily due to more of IDT Telecom’s fixed asset base becoming fully depreciated and to lower levels of capital expenditures in recent periods.

TPS’ income from operations was $5.5 million in 1Q11, compared to a $3.9 million loss in 1Q10.  Sequentially, TPS’ income from operations increased by $1.0 million, or 21.1%.

IDT TELECOM:  Consumer Phone Services (CPS)

CPS’ 1Q11 revenues were $7.5 million, a 28.0% decline year over year, and a 9.7% decline sequentially.  Gross margin for CPS in Q1 was 53.5%, a 450 basis point decline year over year, and a 660 basis point decrease sequentially.  In both the prior quarter and the previous year comparative quarter, CPS’ gross margin benefited from the reversal of certain regulatory and connectivity related accruals.  The current quarter’s results are more reflective of expected gross margin run rates for this segment going forward.

CPS’ SG&A expense was $1.9 million, an 8.9% decline year over year, but a 3.3% increase sequentially.

CPS’ Adjusted EBITDA was $2.1 million, a 47.1% decline year over year, and a 33.4% decrease sequentially, due in part to the reversal of certain accruals in prior quarters, as noted above.

CPS’ income from operations for 1Q11 was $2.0 million, a 47.2% decline year over year, and a 32.1% decrease sequentially.

GENIE ENERGY

Genie Energy is comprised of IDT Energy and Genie Oil and Gas. IDT Energy operates our energy services company that resells electricity and natural gas to residential and small business customers in New York State, New Jersey and Pennsylvania. Genie Oil and Gas consists mainly of (1) American Shale Oil Corporation (AMSO) which holds and manages our 50% interest in American Shale Oil, LLC (AMSO, LLC), our shale oil initiative in Colorado, and (2) our 89% interest in Israel Energy Initiatives, Ltd. (IEI), our shale oil initiative in Israel.

GENIE ENERGY:  IDT Energy

IDT ENERGY - FIRST QUARTER FISCAL 2011 SUMMARY

$ in millions	1Q11	4Q10	1Q10	YoY Change (%/$)
Revenues	$45.5	$46.5	$40.3	+12.9%
Gross profit	$14.7	$11.2	$14.6	+0.6%
Gross margin percentage	32.4%	24.0%	36.3%	(390 basis points)
SG&A expense	$5.9	$5.5	$4.1	+44.0%
Adjusted EBITDA	$8.8	$5.7	$10.5	(16.4)%
Income from operations	$8.8	$5.6	$10.5	(16.3)%

IDT Energy’s revenues in 1Q11 were $45.5 million, a 12.9% increase compared to 1Q10 primarily reflecting higher average revenue per kilowatt-hour (kWh) in sales of electricity partially offset by a decline in natural gas therms (THM) sold.  Revenues declined 2.1% sequentially primarily as the result of a decline in average revenue per kWh and kWh sold related primarily to seasonal factors.

IDT Energy served approximately 365,000 meters (207,000 electric and 158,000 natural gas) as of October 31, 2010, a decline of 1.9% compared to the total a year earlier, and a 1.2% decline sequentially as net acquisitions in New Jersey and Pennsylvania partially offset net churn in New York State.  Looking ahead, IDT Energy intends to pursue targeted customer acquisition programs in select utility territories in both New Jersey and Pennsylvania, while anticipating a continued decline in its New York State meter count as a result of intensified competition and escalating customer acquisition costs.

Despite the reduction in meter count, the average rates of annualized energy consumption, as measured by residential customer equivalents (RCE’s), increased 19.5% year over year and 2.2% sequentially.  (An RCE represents a natural gas customer with annual consumption of 100MMBtus or an electricity customer with annual consumption of 10 MWhrs.)  The increases reflect a gradual shift in IDT’s customer base to customers with higher electric consumption per meter as a result of targeted customer acquisition programs.

	1Q11	4Q10	3Q10	2Q10	1Q10
RCE's at end of quarter:
Electricity customers	129,169	123,044	104,898	97,670	95,175
Natural gas customers	87,609	89,047	88,680	87,202	86,291
Total	216,778	212,091	193,578	184,872	181,466

Electric revenues in 1Q11 were $38.7 million, an 18.0% increase compared to 1Q10 as a result of increases in both average revenue per kWh and kWh sold.  Electric revenues declined $2.1 million sequentially reflecting cooler fall weather and the associated decrease in air conditioning.  Average revenue per kWh increased 13.0% year over year, and kWh sold increased 4.5%.  The year over year increase in kWh sold resulted from a 10.4% increase in kWh sold per electric meter, partially offset by a 5.4% decline in the average electric meters served during the same period. At October 31, 2010, IDT Energy served approximately 207,000 electric meters (129,000 RCE’s) compared to approximately 213,000 (95,000 RCE’s) at October 31, 2009.

Natural gas revenues in 1Q11 were $6.8 million, a 9.5% decline year over year.  Sequentially, natural gas revenues increased 20.2%, primarily as a result of seasonal factors which increased THM sold per meter.  Year over year, average revenues per THM increased 5.6% compared to the year ago quarter, but THM sold decreased 14.3%.  The decrease in THM sold resulted from an 11.4% decline in THM sold per meter, while the average number of gas meters declined 3.3%.  At October 31, 2010, IDT Energy served approximately 158,000 gas meters (88,000 RCE’s) compared to approximately 159,000 (86,000 RCE’s) at October 31, 2009.

IDT Energy’s gross margin in 1Q11 was 32.4%, a 390 basis point decline year over year as electric cost increases outpaced electric rate increases.  Gross margin for electric sales was 33.4%, a 540 basis point decline, while gross margins for natural gas increased by 100 basis points to 26.5%. Year over year, gross margin was pressured by increasing competition in New York State and the impact of expansion into new territories in New Jersey and Pennsylvania, where margin was sacrificed to facilitate customer acquisitions.

Although these factors are expected to pressure gross margin for the foreseeable future, gross margin increased 830 basis points sequentially. Electric sales recorded a 790 point gross margin increase sequentially as falling electric prices outpaced a modest decline in electric rates.  The gross margin for gas, which also increased significantly, reflected falling costs augmented by the impact of non-routine adjustments related to commodity natural gas purchases which had a disproportionate impact given the comparatively low level of seasonal natural gas sales.

SG&A expense in 1Q11 was $5.9 million, a 44.0% increase year over year and a 7.9% increase sequentially primarily reflecting increases in customer acquisition costs incurred in New Jersey and Pennsylvania. Gross meter acquisitions in 1Q11 were 42,000 compared to 13,600 in the same period a year ago.  Purchase of receivables (POR) program costs also increased year over year reflecting higher revenues and increases by some utilities in the POR fees charged.

IDT Energy generated $8.8 million in Adjusted EBITDA in 1Q11, a 16.4% decline year over year but a 55.2% increase compared to the prior quarter.  Income from operations was also $8.8 million in 1Q11.

GENIE ENERGY:  Genie Oil and Gas

Genie Oil and Gas’ operating expenses consist primarily of costs incurred by IEI.  IDT accounts for its 50% stake in AMSO, LLC using the equity method.

Genie Oil and Gas reported a loss from operations of $2.1 million in 1Q11 including research and development (R&D) expenses of $1.7 million.  In the year ago quarter, the loss from operations was $1.5 million including $1.2 million in R&D expense.

IDT’s equity in the net loss of AMSO, LLC - $0.8 million in 1Q11 - is included in “Other income (expense), net” in IDT’s consolidated statement of operations.

During 1Q11, AMSO, LLC, continued construction and ongoing research and development work to prepare an oil shale pilot test to be conducted in calendar 2011. Specifically, the AMSO team finalized the pilot well drilling plan and continued construction work on the surface oil and gas processing facilities.  The pilot test is intended to confirm the accuracy of several of the key underlying assumptions of AMSO, LLC’s proposed in-situ heating and retorting process.

During 1Q11, IEI continued work on the resource appraisal and characterization study phase of the project, which management expects to finalize during calendar 2011. To date, the results from the appraisal process confirm IEI’s expectations as to the attractiveness of the oil shale in the 238 square kilometer License area from the standpoint of richness, thickness and hydrology.  IEI is also continuing permitting and other preparatory work required prior to construction of a pilot plant and operation of a pilot test. The pilot test will provide a basis to determine the technical, environmental and economic viability of IEI’s proposed commercial process for extracting oil from shale. Pilot test construction could begin as early as calendar 2011, and pilot test operations could begin as early as calendar 2012.  Pilot test operations are contingent on receipt of an extension to the current three year License which was awarded in July 2008.  The License may be extended to a total of seven years. Separately, the validity of the License has been challenged in the Israeli courts.  Assuming IEI receives an extension to the current License, the lawsuit is favorably resolved, and IEI successfully demonstrates a commercially viable technology, management intends to apply for a long-term commercial lease and to build a commercial production project.

OTHER RECENT DEVELOPMENTS

In October 2010, IDT received $7.7 million from the settlement of an arbitration claim it had brought related to certain auction rate securities holdings. The securities’ original cost was $14.3 million.  At July 31, 2010, the carrying value of these securities was $0.2 million.  IDT incurred legal fees and other costs in connection with the arbitration and settlement of $2.0 million.  IDT recognized a gain of $5.4 million from the settlement which is included in “Other income (expense), net” in the consolidated statement of operations.  Also during the quarter, IDT received $2.7 million from its insurance carrier pursuant to claims it made related to water damage at its building located at 520 Broad Street, Newark, New Jersey.  IDT recorded a gain of $1.9 million during the quarter from this insurance claim which is included in “Other operating gains” in the consolidated statement of operations.

On November 2, 2010, IDT’s Board of Directors:

▪
Authorized a cash dividend of $0.22 per share for the first quarter of its 2011 fiscal year that was paid on November 23, 2010 to shareholders of record at the close of business on November 15, 2010 of IDT Corporation Common Stock, Class A Common Stock and Class B Common Stock. The aggregate dividend paid was $5.0 million.  The Board also stated its intent for IDT Corporation to pay future quarterly dividends based on operating performance and available resources, including a comparable dividend for the second quarter of fiscal 2011 (see below).

▪	Approved the launch of an offer to exchange one share of Class B Common Stock for each share of Common Stock outstanding (see below).

▪
Directed management to pursue a spin-off of IDT’s Genie Energy division.  The spinoff of Genie Energy under consideration is intended to be tax-free to IDT stockholders. No date has been set for the spin-off as yet.

▪
Directed management to explore options to license and defend certain intellectual property rights currently owned by IDT Telecom and Net2Phone related to VoIP and other aspects of the telecommunications industry including a possible spin-off of a separate entity.

On November 15, 2010, after the close of the first quarter of fiscal 2011, IDT’s Genie Energy division announced that Lord (Jacob) Rothschild and Rupert Murdoch had each purchased separate equity stakes equivalent to a cumulative 5.5% stake in Genie Oil and Gas Inc., for a total of $11.0 million.  Genie Oil and Gas Inc., consists mainly of IDT's interests in AMSO and IEI.  Jacob Rothschild will also join Rupert Murdoch and other members previously announced on Genie Energy's Strategic Advisory Board.

On December 2, 2010, IDT commenced an offer to exchange one share of Class B Common Stock (NYSE: IDT) for each share of Common Stock (NYSE: IDT.C) outstanding.  As of December 1, 2010 there were 3,728,655 shares of IDT Common Stock outstanding.  The offer will expire on January 4, 2011 unless extended. The exchange offer is being made to simplify IDT’s equity structure in light of the limited liquidity in the market for the Common Stock and the resulting disparity in the trading prices for the two classes despite the fact that the equity rights associated with the shares of each class are identical.  IDT’s Chairman and CEO, Howard Jonas, who controls approximately 76% of the combined voting power of IDT’s outstanding capital stock, will adjust his holdings of Class A Common Stock and Common Stock so as not to increase his combined voting power as a result of this exchange offer.  The consummation of the exchange offer is conditioned on at least 1,115,970 shares of Common Stock being tendered and not properly withdrawn in the exchange offer by IDT stockholders other than Mr. Jonas and his affiliates.

Following the consummation of the exchange offer, if a sufficient number of shares of Common Stock are tendered, the New York Stock Exchange (the “NYSE”) may delist or IDT may seek to delist the Common Stock from the NYSE and de-register the Common Stock.  If less than all of the Common Stock is tendered, IDT intends to seek approval from its stockholders to amend its certificate of incorporation so that each remaining share of Common Stock will automatically be converted and reclassified into one share of Class B Stock. In that event, IDT would no longer have shares of Common Stock authorized or outstanding and only two classes of common stock would remain – Class A Common Stock, which is not publicly traded, and Class B Common Stock.

On December 6, 2010, IDT’s Board declared a cash dividend of $0.22 per share for the second quarter of its 2011 fiscal year.  The dividend will the paid or about December 28, 2010 to shareholders of record at the close of business on December 16, 2010.  Holders of IDT Corporation Common Stock, Class A Common Stock and Class B Common Stock will receive the dividend.  The ex-dividend date is December 14, 2010.

IDT EARNINGS ANNOUNCEMENT & SUPPLEMENTAL INFORMATION

▪
Management’s discussion of IDT’s financial and operational results is posted in an audio file on the IDT website at http://www.idt.net/about/ir/overview.asp.  The audio file (in MP3 format) may be played directly from the website or downloaded for later playback.

▪	An archived copy of this audio file will be available on the Investor Relations page of the IDT website, under the “Presentations” heading, for at least one year after the webcast.

▪
Copies of this release - which includes a reconciliation of the Non-GAAP financial measures that are both used herein and referenced during management’s discussion of results - are available in the Investor Relations portion of IDT’s website, at http://www.idt.net/about/ir/overview.asp.

▪
Q&A will be in a written format.  Investors and others interested in IDT are invited to e-mail questions for management to invest@idt.net.  IDT will accept questions received through the close of business on Monday, December 13, 2010. Questioners must identify themselves by name and (if applicable) firm. When management can constructively answer the question, the initial question, the questioner’s name and firm, and management’s response will be posted in a document available on IDT Corporation’s website and in a Form 8-K filing as early as Thursday, December 16, 2010 following the market close.

ABOUT IDT CORPORATION

IDT Corporation (www.idt.net) is a consumer services company with operations primarily in the telecommunications and energy industries.  IDT Corporation's Class B Common Stock and Common Stock trade on the New York Stock Exchange under the ticker symbols IDT and IDT.C, respectively.

In this press release, all statements that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate, “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors, including, but not limited to, those described in our most recent report on SEC Form 10-K (under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K.  These factors include, but are not limited to, the following: potential declines in prices for our products and services; our ability to maintain and grow our calling card business, our wholesale telecommunication businesses and our retail energy business; availability of termination capacity to particular destinations; our ability to maintain carrier agreements with foreign carriers; our ability to obtain telecommunications products or services required for our products and services; the business and regulatory evolution of and competition and unfair business practices in, the energy services business in New York State, New Jersey and Pennsylvania; financial stability of our major customers; our ability to maintain our income and improve our cash flow; impact of government regulation; effectiveness of our marketing and distribution efforts; and general economic conditions.  We are under no obligation, and expressly disclaim any obligation, to update the forward-looking statements in this press release, whether as a result of new information, future events or otherwise.

Contact:
IDT Corporation Investor Relations
Bill Ulrey
william.ulrey@idt.net
973-438-3838

IDT CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

	October 31, 2010	July 31, 2010
	(Unaudited)
	(in thousands)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$226,888	$221,753
Restricted cash and cash equivalents	11,147	11,831
Certificates of deposit	4,706	300
Marketable securities	—	221
Trade accounts receivable, net of allowance for doubtful accounts of $13,079 at October 31, 2010 and $12,628 at July 31, 20	113,436	105,232
Prepaid expenses	21,502	25,476
Investments—short-term	570	1,217
Other current assets	19,457	15,084
TOTAL CURRENT ASSETS	397,706	381,114
Property, plant and equipment, net	95,067	96,892
Goodwill	18,594	18,429
Other intangibles, net	3,358	3,675
Investments—long-term	9,164	8,375
Other assets	8,957	9,310
TOTAL ASSETS	$532,846	$517,795
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Trade accounts payable	$53,639	$52,957
Accrued expenses	132,650	143,822
Deferred revenue	83,608	69,186
Income taxes payable	7,619	10,085
Capital lease obligations—current portion	4,912	6,032
Notes payable—current portion	635	628
Other current liabilities	6,588	2,272
TOTAL CURRENT LIABILITIES	289,651	284,982
Capital lease obligations—long-term portion	89	407
Notes payable—long-term portion	33,609	33,640
Other liabilities	7,902	12,793
TOTAL LIABILITIES	331,251	331,822
Commitments and contingencies
EQUITY:
IDT Corporation stockholders’ equity:
Preferred stock, $.01 par value; authorized shares—10,000; no shares issued	—	—
Common stock, $.01 par value; authorized shares—100,000; 9,241 shares issued and 3,728 shares outstanding at October 31, 2010 and July 31, 2010	92	92
Class A common stock, $.01 par value; authorized shares—35,000; 3,272 shares issued and outstanding at October 31, 2010 and July 31, 2010	33	33
Class B common stock, $.01 par value; authorized shares—200,000; 23,222 and 23,213 shares issued and 15,627 and 15,625 shares outstanding at October 31, 2010 and July 31, 2010, respectively	232	232
Additional paid-in capital	712,218	711,701
Treasury stock, at cost, consisting of 5,513 and 5,513 shares of common stock and 7,595 and 7,588 shares of Class B common stock at October 31, 2010 and July 31, 2010, respectively	(295,781)	(295,626)
Accumulated other comprehensive loss	(1,051)	(1,017)
Accumulated deficit	(215,978)	(231,626)
Total IDT Corporation stockholders’ equity	199,765	183,789
Noncontrolling interests	1,830	2,184
TOTAL EQUITY	201,595	185,973
TOTAL LIABILITIES AND EQUITY	$532,846	$517,795

IDT CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended October 31,
	2010	2009
	(in thousands, except per share data)
Revenues	$357,372	$327,329
Costs and expenses:
Direct cost of revenues (exclusive of depreciation and amortization)	283,177	258,176
Selling, general and administrative	57,588	57,547
Depreciation and amortization	5,686	9,383
Research and development	2,441	2,109
Restructuring and severance charges	—	(41)
Total costs and expenses	348,892	327,174
Other operating gains	2,520	—
Income from operations	11,000	155
Interest expense, net	(1,678)	(1,332)
Other income (expense), net	5,377	(1,188)
Income (loss) from continuing operations before income taxes	14,699	(2,365)
Benefit from (provision for) income taxes	1,140	(1,152)
Income (loss) from continuing operations	15,839	(3,517)
Discontinued operations, net of tax:
Income from discontinued operations	—	7
Loss on sale of discontinued operations	—	(147)
Total discontinued operations	—	(140)
Net income (loss)	15,839	(3,657)
Net (income) loss attributable to noncontrolling interests	(191)	176
Net income (loss) attributable to IDT Corporation	$15,648	$(3,481)

Amounts attributable to IDT Corporation common stockholders:
Income (loss) from continuing operations	$15,648	$(3,441)
Loss from discontinued operations	—	(40)
Net income (loss)	$15,648	$(3,481)

Earnings per share attributable to IDT Corporation common stockholders:
Basic:
Income (loss) from continuing operations	$0.76	$(0.17)
Loss from discontinued operations	—	—
Net income (loss)	$0.76	$(0.17)
Weighted-average number of shares used in calculation of basic earnings per share	20,544	20,190

Diluted:
Income (loss) from continuing operations	$0.70	$(0.17)
Loss from discontinued operations	—	—
Net income (loss)	$0.70	$(0.17)
Weighted-average number of shares used in calculation of diluted earnings per share	22,378	20,190

IDT CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended October 31,
	2010	2009
	(in thousands)
Net cash provided by operating activities	$5,618	$2,227
Investing activities
Capital expenditures	(3,328)	(2,824)
Collection of notes receivable, net	—	50
Capital contributions to AMSO, LLC	(1,100)	(303)
Increase in investments	(50)	—
Proceeds from sale and redemption of investments	534	507
Restricted cash and cash equivalents	684	49,778
Proceeds from sales of buildings	100	5,150
Proceeds from insurance	2,687	—
Proceeds from marketable securities	5,732	—
Purchases of certificates of deposit	(4,407)	—
Net cash provided by investing activities	852	52,358
Financing activities
Cash of subsidiaries deconsolidated as a result of the CTM Spin-Off	—	(9,775)
Distributions to noncontrolling interests	(550)	(649)
Repayments of capital lease obligations	(1,438)	(1,689)
Repayments of borrowings	(152)	(183)
Repurchases of common stock and Class B common stock	—	(1,468)
Net cash used in financing activities	(2,140)	(13,764)
Discontinued operations
Net cash provided by operating activities	—	930
Net cash used in investing activities	—	(44)
Net cash used in financing activities	—	(471)
Net cash provided by discontinued operations	—	415
Effect of exchange rate changes on cash and cash equivalents	805	571
Net increase in cash and cash equivalents	5,135	41,807
Cash and cash equivalents at beginning of period	221,753	124,382
Cash and cash equivalents at end of period	$226,888	$166,189
Supplemental schedule of non-cash financing and investing activities
Mortgage note payable settled in connection with the sale of building	$—	$(6,137)
Net assets excluding cash and cash equivalents of subsidiaries deconsolidated as a result of the CTM Spin-Off	$—	$(6,014)

Reconciliation of Non-GAAP Financial Measures for the First Quarter of Fiscal Year 2011

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States of America (GAAP), IDT’s earnings release for the first quarter of fiscal 2011 also disclosed Adjusted EBITDA, which is a non-GAAP measure that contains certain adjustments to net income (loss) or income (loss) from operations to eliminate the impact of certain items that management believes do not truly reflect IDT’s performance.

Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. IDT’s measure of Adjusted EBITDA consists of gross profit less selling, general and administrative expense and research and development expense. Another way of calculating Adjusted EBITDA is to start with income (loss) from operations and add (1) depreciation and amortization, (2) restructuring and severance charges and (3) gains on settlements and other, net. These additions are non-cash and/or non-routine items in the relevant fiscal 2011 and fiscal 2010 periods.

Management believes that IDT’s Adjusted EBITDA measure provides useful information to both management and investors by excluding certain expenses and non-routine gains or losses that may not be indicative of IDT’s or the relevant segment’s core operating results. Management uses Adjusted EBITDA, among other measures, as a relevant indicator of core operational strengths in its financial and operational decision making. In addition, management uses Adjusted EBITDA to evaluate operating performance in relation to IDT’s competitors. Disclosure of this financial measure may be useful to investors in evaluating performance and allows for greater transparency to the underlying supplemental information used by management in its financial and operational decision-making. Adjusted EBITDA may also be an indicator of the strength and performance of IDT’s and the segment’s ongoing business operations, including the ability to fund capital expenditures, and meet working capital needs from current operations (as opposed to cash resources), and to incur and service debt. In addition, IDT has historically reported similar financial measures and believes such measures are commonly used by readers of financial information in assessing performance, therefore the inclusion of comparative numbers provides consistency in financial reporting at this time.

Management refers to Adjusted EBITDA, as well as the GAAP measures gross profit, income (loss) from operations and net income (loss), on a segment and/or consolidated level to facilitate internal and external comparisons to the segments’ and IDT's historical operating results, in making operating decisions, for budget and planning purposes, and to form the basis upon which management is compensated.

While depreciation and amortization are considered operating costs under GAAP, these expenses primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. While IDT’s business may be capital intensive, IDT has significantly reduced its capital expenditures to date and going forward intends to incur capital expenditures at the reduced levels. Accordingly, IDT’s telecommunications network is less costly than in the past, therefore exclusion of depreciation and amortization charges from IDT’s operating results is a useful indicator of its current performance.

The restructuring and severance charges are also excluded in the calculation of Adjusted EBITDA. Restructuring and severance charges are reflective of decisions made by management in each period regarding the aspects of IDT’s and its segments’ businesses to be focused on in light of changing market realities and other factors. In addition, restructuring and severance charges have substantially decreased and are expected to remain at the reduced levels for the foreseeable future. While there may be similar charges in other periods, the nature and magnitude of these charges can fluctuate markedly and do not reflect the performance of IDT’s core and continuing operations.

Finally, the gains on settlements and other, net in the first quarter of fiscal 2011 and in the fourth quarter of fiscal 2010, which are components of income (loss) from operations, are excluded from the calculation of Adjusted EBITDA. Although the Company has insurance claims and has sold land and buildings from time-to-time and has a number of matters under litigation, such settlements, sales and/or disposals do not occur each quarter nor are they part of the Company’s or the relevant segment’s core operating results.

The other calculation of Adjusted EBITDA consists of gross profit less selling, general and administrative expense and research and development expense. As the other excluded items are not reflected in this calculation, they are excluded automatically and there is no need to make additional adjustments. This calculation results in the same Adjusted EBITDA amount and its utility and significance is as explained above.

Adjusted EBITDA should be considered in addition to, not as a substitute for, or superior to, gross profit, income (loss) from operations, cash flow from operating activities, net income (loss) or other measures of liquidity and financial performance prepared in accordance with GAAP. In addition, IDT’s measurement of Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. Following are reconciliations of Adjusted EBITDA to the most directly comparable GAAP measure – income (loss) from operations for both IDT’s reportable segments and for IDT on a consolidated basis.

IDT Corporation Reconciliation of Adjusted EBITDA to Income (Loss) from Operations and Net Income
Figures may not foot or cross-foot due to rounding to millions.
$ in millions	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	IDT Energy	Genie Oil and Gas	All Other	Corporate
Three Months Ended October 31, 2010 (1Q11)
Revenues	$357.4	$302.5	$7.5	$45.5	$-	$1.9	$-
Direct cost of revenues	283.2	248.6	3.5	30.8	-	0.3	-
Selling, general and administrative	57.6	43.6	1.9	5.9	0.4	2.0	3.7
Research and development	2.4	-	-	-	1.7	0.7	-
Adjusted EBITDA	14.2	10.2	2.1	8.8	(2.1)	(1.1)	(3.7)
Subtract (Add):
Depreciation and amortization	5.7	4.8	-	-	-	0.7	0.2
Restructuring and severance charges	-	-	-	-	-	-	-
Other operating gains	(2.5)	-	-	-	-	(2.5)	-
Income (loss) from operations	11.0	$5.5	$2.0	$8.8	$(2.1)	$0.7	$(3.9)
Interest expense, net	(1.7)
Other income, net	5.4
Income before income taxes	14.7
Benefit from income taxes	1.1
Net income	15.8
Net (income) attributable to noncontrolling interests	(0.2)
Net income attributable to IDT Corporation	$15.6

	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	IDT Energy	Genie Oil and Gas	All Other	Corporate
$ in millions
Three Months Ended July 31, 2010 (4Q10)
Revenues	$356.0	$299.7	$8.3	$46.5	$-	$1.6	$-
Direct cost of revenues	282.8	244.0	3.3	35.3	-	0.2	-
Selling, general and administrative	55.9	44.4	1.9	5.5	0.3	1.8	2.0
Research and development	2.2	-	-	-	1.6	0.7	-
Adjusted EBITDA	15.1	11.3	3.1	5.7	(1.9)	(1.0)	(2.0)
Subtract (Add):
Depreciation and amortization	8.0	7.0	-	-	-	0.7	0.2
Restructuring and severance charges	0.4	0.2	0.1	-	-	-	0.1
Gains on settlement and other, net	(1.1)	(0.4)	-	-	-	(0.7)	-
Income (loss) from operations	7.8	$4.5	$3.0	$5.6	$(1.9)	$(1.1)	$(2.4)
Interest expense, net	(1.4)
Other income, net	0.1
Income from continuing operations before income taxes	6.5
Benefit from income taxes	1.0
Income from continuing operations	7.5
Loss from discontinued operations	-
Net income	7.5
Net loss attributable to noncontrolling interests	-
Net income attributable to IDT Corporation	$7.5

IDT Corporation Reconciliation of Adjusted EBITDA to Income (Loss) from Operations and Net Loss
Figures may not foot or cross-foot due to rounding to millions.
$ in millions	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	IDT Energy	Genie Oil and Gas	All Other	Corporate
Three Months Ended October 31, 2009 (1Q10)
Revenues	$327.3	$275.2	$10.4	$40.3	$-	$1.5	$-
Direct cost of revenues	258.2	227.9	4.3	25.7	-	0.3	-
Selling, general and administrative	57.5	42.9	2.1	4.1	0.3	2.7	5.5
Research and development	2.1	-	-	-	1.2	0.9	-
Adjusted EBITDA	9.5	4.4	3.9	10.5	(1.5)	(2.3)	(5.5)
Subtract (Add):
Depreciation and amortization	9.4	8.4	-	-	-	0.7	0.3
Restructuring and severance charges	-	-	-	-	-	(0.1)	0.1
Income (loss) from operations	0.2	$(3.9)	$3.9	$10.5	$(1.5)	$(2.9)	$(6.0)
Interest expense, net	(1.3)
Other expense, net	(1.2)
Loss from continuing operations before income taxes	(2.3)
Provision for income taxes	(1.2)
Loss from continuing operations	(3.5)
Loss from discontinued operations	(0.2)
Net loss	(3.7)
Net loss attributable to noncontrolling interests	0.2
Net loss attributable to IDT Corporation	$(3.5)